AGREEMENT AND PLAN OF MERGER


                                  BY AND AMONG

                 NEWAGECITIES.COM, INC., a Florida corporation,

              NEW LEAF DISTRIBUTING COMPANY, a Georgia corporation,

                                       and

                   AL-WALI CORPORATION, a Georgia corporation


                                  April 6, 2001

                          AGREEMENT AND PLAN OF MERGER

            AGREEMENT AND PLAN OF MERGER ("Agreement"), dated as of April 6, 2001, by and among NEWAGECITIES.COM, INC., a Florida corporation ("NAC"), NEW LEAF DISTRIBUTING COMPANY, a Georgia corporation and wholly owned subsidiary of NAC ("Acquisition Sub"), and AL-WALI, INC., a Georgia corporation doing business as New Leaf Distributing Company ("New Leaf"). NAC, Acquisition Sub, and New Leaf are sometimes hereinafter referred to collectively as the "Companies", or individually as a "Company".

            WHEREAS, the respective Boards of Directors of the Companies deem it advisable and in the best interests of their respective stockholders that New Leaf be acquired by and become a wholly owned subsidiary of NAC and, in furtherance thereof, the Boards of Directors of each of the Companies have approved, as applicable, the merger of New Leaf with and into Acquisition Sub, upon the terms and subject to the conditions set forth herein; and

            WHEREAS, for federal income tax purposes, it is intended that the merger shall qualify as a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code");

            NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, and agreements set forth herein, the parties hereto agree as follows:

            ARTICLE I.

            THE MERGER

            1.1 The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.2 hereof), New Leaf shall be merged (the "Merger") with and into Acquisition Sub, with Acquisition Sub being the surviving corporation in the Merger (the "Surviving Corporation"), and shall continue to be governed by the laws of the State of Georgia, and the separate existence of New Leaf shall thereupon cease. The Merger shall have the effects set forth in the Georgia Business Corporation Code (the "GBCC"). The name of the Surviving Corporation shall be "New Leaf Distributing Company".

            1.2 Effective Time of the Merger. The Merger shall become effective (the "Effective Time") upon the completion of the filing of a properly executed Certificate of Merger with the Secretary of State of the State of Georgia, which filings shall be made on the date of the Closing after satisfaction of the conditions set forth in Article VIII.

            ARTICLE II.

            THE SURVIVING CORPORATION AND NAC

            2.1 Articles of Incorporation of the Surviving Corporation. The Articles of Incorporation of New Leaf as in effect at the Effective Time shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended in accordance with such Articles of Incorporation and applicable law; provided, however, that the Articles of Incorporation shall be amended to reflect the name of the Surviving Corporation as "New Leaf Distributing Company".

            2.2 Bylaws of the Surviving Corporation. The Bylaws of New Leaf as in effect at the Effective Time shall be the Bylaws of the Surviving Corporation until thereafter amended in accordance with such Bylaws and applicable law; provided, however, that such Bylaws shall be amended to reflect the name of the Surviving Corporation as "New Leaf Distributing Company".

            2.3        Directors and Officers of the Surviving Corporation.

                       (a) Effective upon the Effective Time, the following individuals shall be the directors of the Surviving Corporation, to serve until their respective successors are duly elected or appointed and qualified in the manner provided in the Articles of Incorporation and Bylaws of the Surviving Corporation, or as otherwise provided by applicable law: Joseph Ardito, Richard Bellezza, and Kenneth Shenkman.

                       (b) Effective upon the Effective Time, the following individuals shall be the officers of the Surviving Corporation, to serve until their respective successors are duly elected or appointed and qualified in the manner provided in the Articles of Incorporation and Bylaws of the Surviving Corporation, or as otherwise provided by applicable law: Joseph Ardito shall be the President, Richard Bellezza shall be the Treasurer, and Kenneth Shenkman shall be the Secretary.

            2.4        Directors and Officers of NAC.

                       (a) Effective upon the Effective Time, the following individuals shall be the directors of NAC, to serve until their respective successors are duly elected or appointed and qualified in the manner provided in the Articles of Incorporation and Bylaws of NAC, or as otherwise provided by applicable law: Joseph Ardito, Richard Bellezza, Kenneth Shenkman and Stanley Siegel.

                       (b) Effective upon the Effective Time, the following individuals shall be the officers of NAC, to serve until their respective successors are duly elected or appointed and qualified in the manner provided in the Articles of Incorporation and Bylaws of NAC, or as otherwise provided by applicable law: Joseph Ardito shall be the Chief Executive Officer, Richard Bellezza shall be the Treasurer, and Kenneth Shenkman shall be the President and Secretary.

            ARTICLE III.

            CONVERSION OF SHARES

            3.1 Exchange Ratio. At the Effective Time by virtue of the Merger and without any action on the part of the holder thereof:

                       (a) Each share of the no par value common stock of New Leaf ("New Leaf Shares") issued and outstanding immediately prior to the Effective Time (other than the Excluded Shares as defined in Section 3.7, New Leaf Shares held in the New Leaf ESOP as described in Section 7.11, and New Leaf Shares held by NAC or any subsidiary of NAC, if any) shall be converted at the Effective Time into the right to receive (i) 2,606.1455 shares of restricted common stock, par value $.02 per share, of NAC ("NAC Shares") (for a total of 9,147,571 NAC Shares); and (ii) a promissory note made by NAC in the form of the attached Exhibit 3.1(a)(1) ("NAC Promissory Note"), in the principal amount of $71.2251 and at an interest rate of 8% per year (for a total principal amount of $250,000 of NAC Promissory Notes) payable within 35 months of the Effective Time, and secured, subject to the consent of New Leaf's primary lender, by a mortgage on the property described as 401 Thornton Road, Lithia Springs, Georgia, currently owned by New Leaf, in the form of the attached Exhibit 3.1(a)(2).

                       (b) At the Effective Time, all New Leaf Shares (other than the Excluded Shares as defined in Section 3.7, New Leaf Shares held in the New Leaf ESOP as described in Section 7.11, and New Leaf Shares held by NAC or any subsidiary of NAC, if any) shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each certificate previously representing any such New Leaf Shares ("New Leaf Certificate") shall thereafter represent the NAC Shares and the NAC Promissory Notes into which such New Leaf Shares have been converted. New Leaf Certificates shall be exchanged for certificates representing whole (See Section 3.5) NAC Shares ("NAC Certificate") and for an NAC Promissory Note.

                       (c) If, prior to the Effective Time, except as contemplated by Section 3.1(a), the New Leaf Shares or the NAC Shares should split or combine or a stock dividend or other stock distribution should occur with respect to either, then the number of NAC Shares that each New Leaf Share shall be converted into at the Effective Time shall be appropriately adjusted to reflect such split, combination, dividend, or other distribution.

                       (d) Each New Leaf Share held in treasury, and each New Leaf Share held in the New Leaf ESOP as described in Section 7.11 (and subject to Section 7.11), and each New Leaf Share held by NAC or any subsidiary of NAC immediately prior to the Effective Time shall be canceled and retired and cease to exist as of the Effective time, and no NAC Shares or NAC Promissory Notes shall be issued in exchange therefor.

                       (e) Each share of no par value common stock of Acquisition Sub issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding immediately after the Effective Time, and shall not be affected by the Merger.

            3.2        Exchange of Shares.

                       (a) As of the Effective Time, each holder of New Leaf Shares (other than Excluded Shares, New Leaf Shares held in the New Leaf ESOP described in Section 7.11, and New Leaf Shares held by NAC or any Subsidiary of NAC) shall, upon surrender of one or more New Leaf Certificates for cancellation to NAC, be entitled to receive the NAC Promissory Notes and NAC Certificates in accordance with Section 3.1(a). The NAC Promissory Notes and the NAC Shares into which the New Leaf Shares shall be converted in the Merger shall be deemed to have been issued at the Effective Time.

                       (b) Promptly after the Effective Time, NAC shall mail to each holder of record of a New Leaf Certificate(s): (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the New Leaf Certificates shall pass, only upon delivery of the New Leaf Certificates to NAC and shall be in such form and have such other provisions as NAC and the other Companies may reasonably agree) and (ii) instructions for use in effecting the surrender of the New Leaf Certificates in exchange for an NAC Promissory Note and NAC Certificates representing NAC Shares. Upon surrender of a New Leaf Certificate for cancellation to NAC together with such letter of transmittal, duly executed, the holder of such New Leaf Certificate shall be entitled to receive in exchange therefor an NAC Promissory Note in the principal amount which such holder has the right to receive pursuant to Section 3.1(a), and an NAC Certificate representing that number of whole NAC Shares which such holder has the right to receive pursuant to Section 3.1(a), in each case in respect of the New Leaf Certificates surrendered pursuant to the provisions of this Article III.

                       (c) In the event that any New Leaf Certificate shall have been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the person claiming such New Leaf Certificate to be lost, stolen, or destroyed, NAC shall issue or cause to be issued in exchange for such lost, stolen, or destroyed New Leaf Certificate an NAC Promissory Note in the principal amount which such holder has the right to receive pursuant to Section 3.1(a), and an NAC Certificate representing that number of whole NAC Shares which such holder has the right to receive, pursuant to Section 3.1(a), in each case in respect of the lost, stolen, or destroyed New Leaf Certificates pursuant to the provisions of this Article III. When authorizing such issuance in exchange therefor, the Board of Directors of NAC may, in its reasonable discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen, or destroyed New Leaf Certificate to post a bond in the form customarily required by NAC as indemnity against any claim that may be made against NAC with respect to the New Leaf Certificate alleged to have been lost, stolen, or destroyed.

            3.3 Stock Options, Warrants, Debentures and other Agreements. As of the Effective Time, any stock options, warrants, convertible securities, or other contractual commitments or agreements of any kind to purchase or issue New Leaf Shares that are outstanding both as of the date hereof and at the Effective Time (whether or not contingent or otherwise requiring further shareholder approval) shall be automatically converted into equivalent contractual commitments or agreements in the Surviving Corporation.

            3.4 Dividends; Transfer Taxes. No dividends that are declared on NAC Shares shall be paid to persons entitled to receive NAC Shares in the Merger until such persons surrender their New Leaf Certificates. Upon such surrender, there shall be paid to the person in whose name the NAC Shares shall be issued any dividends which shall have become payable with respect to such NAC Shares between the Effective Time and the time of such surrender. In no event shall the person entitled to receive such dividends be entitled to receive interest on such dividends. If any NAC Shares are to be issued in a name other than that in which the New Leaf Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the person requesting such exchange shall pay to NAC's transfer agent, Computershare Trust Company, Inc. ("Transfer Agent") any transfer or other taxes required by reason of the issuance of such NAC Shares in a name other than that of the registered holder of the New Leaf Certificate surrendered, or shall establish to the satisfaction of the Transfer Agent that such tax has been paid or is not applicable.

            3.5 No Fractional Shares. No NAC Certificates representing fractional NAC Shares shall be issued upon the surrender for exchange of New Leaf Certificates pursuant to this Article III, and such fractional interests shall not entitle the owner thereof to vote or to any rights of a shareholder of NAC. In lieu of any such fractional shares, each holder of New Leaf Shares who would otherwise have been entitled to a fraction of an NAC Share upon surrender of a New Leaf Certificate for exchange pursuant to this Article III shall be entitled to receive the next highest whole number of NAC Shares.

            3.6 Closing of Transfer Books. At the Effective Time, the stock transfer books of New Leaf shall be closed and there shall be no further registrations or transfers on the records of New Leaf of the New Leaf Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, New Leaf Certificates are presented to the Surviving Corporation, they shall be cancelled and exchanged for an NAC Promissory Note and NAC Certificates representing NAC Shares in accordance with the terms hereof.

            3.7 Dissenting Shares. If holders of New Leaf Shares are entitled to dissent from the Merger pursuant to the GBCC, and demand appraisal of any such New Leaf Shares in accordance with the provisions of the GBCC ("Dissenting Holders"), any New Leaf Shares held by such a Dissenting Holder as to which appraisal has been so demanded ("Excluded Shares") shall not be converted as described in Section 3.1, but shall from and after the Effective Time represent only the right to receive such consideration as may be determined to be due to such Dissenting Holder pursuant to the GBCC; provided, however, that New Leaf Shares held by a Dissenting Holder who shall, after the Effective Time, withdraw his, her or its demand for appraisal or lose his right of appraisal with respect to such New Leaf Shares, in either case pursuant to the GBCC, shall not be deemed Excluded Shares but shall be deemed to be converted, as of the Effective Time, into the right to receive an NAC Promissory Note and NAC Shares in accordance with Section 3.1(a).

            3.8        Piggyback Registration Right.

                       (a) If, at any time on or after the Effective Time NAC proposes to file a registration statement under the Securities Act of 1933 with respect to an offering by NAC of its common stock (other than a registration statement on Form S-4 or S-8 or any successor form or a registration statement filed solely in connection with an exchange offer, a business combination transaction or an offering of securities solely to the existing stockholders or employees of NAC), then NAC, on each such occasion, shall give written notice (each, an "NAC Piggy-Back Notice") of such proposed filing to all of the New Leaf stockholders that receive the NAC Shares pursuant to the terms of this Agreement at least fifteen days before the anticipated filing date of such registration statement, and through such NAC Piggy-Back Notice shall offer to such New Leaf stockholders the opportunity to register such aggregate number of their shares of NAC common stock as each such New Leaf stockholder may request. Each such New Leaf Stockholder shall have the right, exercisable for the five days immediately following the giving of the NAC Piggy-Back Notice, to request, by written notice (each, a "Holder Notice") to NAC, the inclusion of all or any portion of the NAC common stock of such New Leaf stockholder in such registration statement. Notwithstanding anything to the contrary contained in this Section 3.8(a), the registration rights afforded by this Section 3.8(a) shall be deemed waived to the extent any underwriter or any investor or group of investors that have put capital into NAC equal to or exceeding $1,000,000, determines that the inclusion of shares of NAC common stock held by New Leaf stockholders in such registration shall materially and adversely affect the success of such offering.

                       (b) Expenses. NAC will pay all registration expenses in connection with any registration of NAC common stock effected pursuant to this Section 3.8.

                       (c) Withdrawal or Suspension of Registration Statement. Notwithstanding anything contained to the contrary in this Section 3.8, NAC shall have the absolute right, whether before or after the giving of an NAC Piggy-Back Notice or Holder Notice, to determine not to file a registration statement in which the New Leaf stockholders shall have the right to include their shares of NAC common stock pursuant to this Section 3.8, to withdraw such registration statement or to delay or suspend pursuing the effectiveness of such registration statement. In the event of such a determination after the giving of an NAC Piggy-Back Notice, NAC shall give notice of such determination to all New Leaf stockholders and, thereupon, (A) in the case of a determination not to register or to withdraw such registration statement, NAC shall be relieved of its obligation under this Section 3.8 to register any of the NAC common stock in connection with such registration and (B) in the case of a determination to delay the registration, NAC shall be permitted to delay or suspend the registration of NAC common stock pursuant to this Section 3.8 for the same period as the delay in the registration of such other securities.

            3.9 Repurchase Rights. NAC shall have the right to repurchase up to 3,147,571 of the NAC Shares issued in exchange for New Leaf Shares, 35 months after the Effective Time, for a purchase price of $.20 per share, by providing the holders of said NAC Shares with 30 days prior written notice. Said repurchase rights shall be evidenced by a legend on each certificate representing an NAC Share subject to the repurchase rights.

            3.10 Irrevocable Proxy. Each holder of the 3,147,571 NAC shares subject to NAC's repurchase rights as described in Section 3.9 irrevocably appoints Joseph Ardito and Kenneth Shenkman, jointly, as his/her successor in interest with full power of substitution, the true and lawful attorney and proxy of said holder in his/her name, place and stead to attend all meetings of the stockholders of NAC, and to vote or to give their consent in respect to said NAC shares, in connection with any and all matters relating to NAC and its business operations. Said holders hereby affirm that this proxy is irrevocable and coupled with an interest and shall terminate 35 months after the Effective Time, and said holders hereby ratify and confirm all that the proxies may lawfully do or cause to be done by virtue hereof. The existence of said irrevocable proxy shall be evidenced by a legend on each certificate representing an NAC Share for which an irrevocable proxy has been granted.

            3.11 Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at New Leaf's offices at 401 Thornton Road, Lithia Springs, Georgia, at 10:00 a.m., local time, June1, 2001, or such other date or time as is agreed to by the Companies.

            3.12 Supplementary Action. If at any time after the Effective Time, any further assignments or assurances in law or any other things are necessary or desirable to vest or to perfect or confirm of record in the Surviving Corporation the title to any property or rights of either NAC or New Leaf, or otherwise to carry out the provisions of this Agreement, the officers and directors of the Surviving Corporation are hereby authorized and empowered on behalf of each, in the name of and on behalf of them as appropriate, to execute and deliver any and all things necessary or proper to vest or to perfect or confirm title to such property or rights in the Surviving Corporation, and otherwise to carry out the purposes and provisions of this Agreement.


            ARTICLE IV.

            REPRESENTATIONS AND WARRANTIES OF NEW LEAF

            As used in this Agreement, (i) the term "Material Adverse Effect" means, with respect to NAC, Acquisition Sub, or New Leaf, as the case may be, a material adverse effect on the business, assets, results of operations, or financial condition of such party and its subsidiaries taken as a whole, or that could reasonably be expected to materially impair the ability of such party to perform its obligations hereunder, and (ii) the term "Subsidiary" when used with respect to any party means any corporation or other organization, whether incorporated or unincorporated, of which such party or any other subsidiary of such party is a general partner (excluding partnerships the general partnership interests of which held by such party or any subsidiary of such party do not have a majority of the voting interests in such partnership) or of which at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporations or other organizations is directly or indirectly owned or controlled by such party and/or by any one or more of its subsidiaries.

            New Leaf shall represent and warrant at the Closing, with respect to itself and its subsidiaries, except as disclosed to NAC in the New Leaf Schedule of Exceptions (the "New Leaf Schedule") to be delivered to NAC at the Closing, as follows:

            4.1 Organization. Each of New Leaf and its subsidiaries is a corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation and has the corporate power to carry on its business as it is now being conducted or presently proposed to be conducted. Each of New Leaf and its subsidiaries is duly qualified as a foreign corporation to do business, and is in good standing (to the extent the concept of good standing exists), in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified shall not have a Material Adverse Effect.

            4.2 Capitalization. As of the Closing, the authorized capital stock of New Leaf and each of its subsidiaries is as set forth in Section 4.2 of the New Leaf Schedule. As of the Closing, the capital stock of New Leaf which is issued and outstanding is as set forth in Section 4.2 of the New Leaf Schedule. All of the issued and outstanding shares of capital stock of New Leaf are validly issued, fully paid, and non-assessable and free of preemptive rights or similar rights created by statute, the Articles of Incorporation or Bylaws of New Leaf or any agreement by which New Leaf or any of its subsidiaries is a party or by which it is bound, except as disclosed in the New Leaf Schedule. Except (a) as set forth above or, (b) as disclosed in Section 4.2 of the New Leaf Schedule, there are not as of the date of Closing any shares of capital stock of New Leaf issued or outstanding or any options, warrants, subscriptions, calls, rights, convertible securities, or other agreements or commitments obligating New Leaf to issue, transfer, or sell any shares of its capital stock. As of the date of Closing, no bonds, debentures, notes, or other indebtedness having the right to vote (or convertible into or exercisable for securities having the right to vote) on any matters on which stockholders of New Leaf may vote ("Voting Debt") were issued and outstanding except as disclosed in the New Leaf Schedule.

            4.3 Authority Relative to this Agreement. New Leaf has the corporate power to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement by New Leaf and the consummation by New Leaf of the transactions contemplated hereby have been duly authorized by New Leaf, and no other corporate proceedings on the part of New Leaf are necessary to approve this Agreement or the transactions contemplated hereby.

            4.4 Consents and Approvals; No Violations. Except for filing and recordation of a Certificate of Merger under the GBCC, no filing with, and no permit, authorization, consent, or approval of, any public body or authority is necessary for the consummation of the transactions contemplated by this Agreement. Neither the execution and delivery of this Agreement by New Leaf, nor the consummation by it of the transactions contemplated hereby, nor compliance by New Leaf with any of the provisions hereof, shall (a) result in any breach of the Articles of Incorporation or Bylaws of New Leaf, (b) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, or acceleration) under, any of the terms, conditions, or provisions of any note, bond, mortgage, indenture, license, contract, agreement, or other instrument or obligation to which New Leaf or any of its subsidiaries is a party or by which any of them or any of their properties or assets may be bound or (c) violate any order, writ, injunction, decree, statute, rule, or regulation applicable to New Leaf, any of its subsidiaries or any of their properties or assets, except in the case of clauses (b) and (c) for violations, breaches, or defaults that would not have a Material Adverse Effect.

            4.5 Financial Statements. The New Leaf Balance Sheet, Income Statement, and Statement of Cash Flows dated December 31, 2000 (the "New Leaf Financial Statements") fairly present in all material respects the consolidated financial position and the results of operations and cash flows of New Leaf and its subsidiaries as of the respective dates and periods thereof.

            4.6 Absence of Certain Changes or Events. Since December 31, 2000, neither New Leaf nor any of its subsidiaries has: (a) taken any of the actions set forth in Sections 6.1(b), 6.1(c), or 6.1(e) hereof; (b) incurred any liability material to New Leaf and its subsidiaries on a consolidated basis, except in the ordinary course of its business, consistent with past practices, except as provided in Section 7.15; (c) suffered a change, or any event involving a prospective change, in the business, assets, financial condition, or results of operations of New Leaf or any of its subsidiaries which has had, or is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect, (other than as a result of changes or proposed changes in federal or state regulations of general applicability or interpretations thereof, changes in generally accepted accounting principles, and changes that could, under the circumstances, reasonably have been anticipated in light of disclosures made in writing by New Leaf to NAC pursuant hereto and except as provided in Section 7.15); or (d) subsequent to the date hereof, except as permitted by Sections 6.1 and 7.15 hereof, conducted its business and operations other than in the ordinary course of business and consistent with past practices.

            4.7 Litigation. As of the date of Closing, and except to the extent that individually and in the aggregate they would not reasonably be expected to have a Material Adverse Effect: (a) there is no action, suit, judicial, or administrative proceeding, arbitration or investigation pending or, to the best knowledge of New Leaf, threatened against or involving New Leaf or any of its subsidiaries, or any of their properties or rights, before any court, arbitrator, or administrative or governmental body; (b) there is no judgment, decree, injunction, rule, or order of any court, governmental department, commission, agency, instrumentality, or arbitrator outstanding against New Leaf or any of its subsidiaries; and (c) New Leaf and its subsidiaries are not in violation of any term of any judgments, decrees, injunctions, or orders outstanding against them. New Leaf has furnished to NAC in writing, a description of all litigation, actions, suits, proceedings, arbitrations, investigations known to it, judgments, decrees, injunctions or orders pending; or to its best knowledge, threatened against or involving New Leaf or any of its subsidiaries, or any of their properties or rights as of the date of Closing.

            4.8        Contracts.

                       (a) Each of the material contracts, instruments, mortgages, notes, security agreements, leases, agreements, or understandings, whether written or oral, to which New Leaf or any of its subsidiaries is a party that relates to or affects the assets or operations of New Leaf or any of its subsidiaries or to which New Leaf or any of its subsidiaries or their respective assets or operations may be bound or subject is a valid and binding obligation of New Leaf and in full force and effect (with respect to New Leaf or such subsidiary), except for where such failure would not, individually or in the aggregate, have a Material Adverse Effect. Except to the extent that the consummation of the transactions contemplated by this Agreement may require the consent of third parties, as disclosed in the New Leaf Schedule, there are no existing defaults by New Leaf or any of its subsidiaries thereunder or, to the knowledge of New Leaf, by any other party thereto, which defaults, individually or in the aggregate, would have a Material Adverse Effect; and no event of default has occurred, and no event, condition, or occurrence exists, that (whether with or without notice, lapse of time, or the happening or occurrence of any other event) would constitute a default by New Leaf or any of its subsidiaries thereunder which default would have a Material Adverse Effect.

                       (b) Except for this Agreement, as of the date of Closing, and except as disclosed on the New Leaf Schedule, neither New Leaf nor any of its subsidiaries is a party to any oral or written (i) consulting agreement not terminable on 60 days' or less notice involving the payment of more than $5,000 per annum, in the case of any such agreement with an individual; (ii) joint venture agreement; (iii) non-competition or similar agreements that restricts New Leaf or its subsidiaries from engaging in a line of business; (iv) agreement with any executive officer or other employee of New Leaf or any subsidiary the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving New Leaf of the nature contemplated by this Agreement and which provides for the payment of in excess of $5,000; (v) agreement with respect to any executive officer of New Leaf or any subsidiary providing any term of employment beyond one year or compensation guaranty in excess of $50,000 per annum; or (vi) agreement or plan, including any stock option plan, stock appreciation rights plan, restricted stock plan, or stock purchase plan, any of the benefits of which shall be increased, or the vesting of the benefits of which shall be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which shall be calculated on the basis of any of the transactions contemplated by this Agreement.



            4.9        Employee Benefit Plans.

                       (a)        Disclosed  in  Schedule  4.9  of  the New Leaf
Schedule is a true and complete list of each written or formal employee benefit plan (including, without limitation, any "employee benefit plan" as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) policy or agreement that is maintained (all of the foregoing, the "Benefit Plans"), or is or was contributed to by New Leaf or pursuant to which New Leaf or any trade or business, whether or not incorporated (an "ERISA Affiliate"), which together with New Leaf would be deemed a "single employer" within the meaning of Section 4001 of ERISA, is still potentially liable for payments, benefits, or claims. A copy of each Benefit Plan as currently in effect and, if applicable, the most recent Annual Report, Actuarial Report or Valuation, Summary Plan Description, Trust Agreement, and a Determination Letter issued by the IRS for each Benefit Plan have heretofore been delivered to NAC to the extent requested by NAC. No Benefit Plan was or is subject to Title IV of ERISA or Section 412 of the Code (including any "multi-employer plan", as defined in Section 3(37) of ERISA).

                       (b) Except as disclosed on the New Leaf Schedule, each of the Benefit Plans that are subject to ERISA is, to the best of New Leaf's knowledge, in substantial compliance with ERISA; each of the Benefit Plans intended to be "qualified" within the meaning of Section 401 (a) of the Code is so qualified; and no event has occurred, and to New Leaf's knowledge, there exists no condition or set of circumstances, in connection with which New Leaf or any ERISA Affiliate is or could be subject to liability (except liability for benefit claims and funding obligations payable in the ordinary course) under ERISA, the Code, or any other applicable law with respect to any Benefit Plan.

                       (c) Except as disclosed on the New Leaf Schedule, all contributions or other amounts payable by New Leaf or its subsidiaries through December 31, 2000 with respect to each Benefit Plan in respect of current or prior plan years have been either paid or accrued on the New Leaf Financial Statements. Any contributions or other amounts payable by New Leaf or its subsidiaries for periods between December 31, 2000 and the Effective Time with respect to each Benefit Plan in respect of current or prior plan years have been or shall be either paid or accrued in the normal course of business on the books and records of New Leaf at or prior to the Effective Time. There are no pending, or, to the best knowledge of New Leaf, threatened or anticipated claims (other than routine claims for benefits) by or on behalf of or against any of the Benefit Plans or any trusts or other funding vehicles related thereto.

                       (d) Except as disclosed on the New Leaf Schedule, no Benefit Plan provides benefits, including without limitation death or medical benefits (whether or not insured), with respect to current or former employees for periods extending beyond their retirement or other termination of service (other than (i) coverage mandated by Part 6 of Subtitle B of Title I of ERISA,
Section 4980B of the Code or any comparable state law, (ii) death benefits or retirement benefits under any "employee pension plan," as that term is defined in Section 3(2) of ERISA, (iii) deferred compensation benefits accrued as liabilities on the books of New Leaf or the ERISA Affiliates, or (iv) benefits the full cost of which is borne by the current or former employee or his or her beneficiary).

            4.10 Taxes. For the purposes of this section, the term "tax" shall include all taxes, charges, withholdings, fees, levies, penalties, additions, interest, or other assessments imposed by any United States federal, state, or local authority or any other taxing authority on New Leaf or any of its Tax Affiliates (as hereinafter defined) as to their respective income, profit, franchise, gross receipts, payroll, sales, employment, worker's compensation, use, property, withholding, excise, occupancy, environmental, and other taxes, duties, or assessments of any nature, whatsoever. New Leaf has filed or caused to be filed timely all material federal, state, local, and foreign tax returns required to be filed by each of its and any member of its consolidated, combined, unitary, or similar group (each such member a "Tax Affiliate"). Such returns, reports, and other information are accurate and complete in all material respects. New Leaf has paid or caused to be paid or has made adequate provision or set up an adequate accrual or reserve for the payment of, all taxes shown to be due in respect of the periods for which returns are due, and has established (or shall establish at least quarterly) an adequate accrual or reserve for the payment of all taxes payable in respect of the period subsequent to the last of said periods required to be so accrued or reserved. Neither New Leaf nor any of its Tax Affiliates has any material liability for taxes in excess of the amount so paid or accruals or reserves so established. Neither New Leaf nor any of its Tax Affiliates is delinquent in the payment of any tax in excess of the amount reserved or provided therefor, and no deficiencies for any tax, assessment, or governmental charge in excess of the amount reserved or provided therefor have been threatened, claimed, proposed, or assessed. No waiver or extension of time to assess any taxes has been given or requested. All except as disclosed on the New Leaf Schedule.

            4.11 Compliance With Applicable Law. New Leaf and each of its subsidiaries holds all licenses, franchises, permits, variances, exemptions, orders, approvals, and authorizations necessary for the lawful conduct of its business under and pursuant to, and the business of each of New Leaf and its subsidiaries is not being conducted in violation of, any provision of any federal, state, local, or foreign statute, law, ordinance, rule, regulation, judgment, decree, order, concession, grant, franchise, permit or license, or other governmental authorization or approval applicable to New Leaf or any of its subsidiaries, except to the extent that the failure to hold any such licenses, franchises, permits, or authorizations, or any such violation, would not have a Material Adverse Effect.

            4.12 Subsidiaries. The New Leaf Schedule lists all the subsidiaries of New Leaf as of the date of the Closing and indicates for each such corporate subsidiary as of such date the jurisdiction of incorporation or organization. All of the outstanding shares of capital stock or other equity interests of each of the subsidiaries are (i) held by New Leaf or one of such wholly-owned subsidiaries; (ii) fully paid and non-assessable; and (iii) owned by New Leaf or one of such wholly owned subsidiaries free and clear of any claim, lien, or encumbrance.

            4.13 Labor and Employment Matters. (a) New Leaf and its subsidiaries are in compliance in all material respects with all applicable laws respecting employment and employment practices, terms, and conditions of employment and wages and hours, and such laws respecting employment discrimination, equal opportunity, affirmative action, worker's compensation, occupational safety, and health requirements and unemployment insurance and related matters, and are not engaged in and have not engaged in any unfair labor practice; (b) to the knowledge of New Leaf, no investigation or review by or before any governmental entity concerning any violations of any such applicable laws is pending nor, to the knowledge of New Leaf is any such investigation threatened or has any such investigation occurred during the last three years, and no governmental entity has provided any notice to New Leaf or any of its subsidiaries or otherwise asserted an intention to conduct any such investigation; (c) there is no labor strike, dispute, slowdown, or stoppage actually pending or threatened against New Leaf or any of its subsidiaries; (d) no union representation question or union organizational activity exists respecting the employees of New Leaf or any of its subsidiaries; (e) no collective bargaining agreement exists which is binding on New Leaf or any of its subsidiaries; (f) neither New Leaf nor any of its subsidiaries is experiencing any material work stoppage or other material labor difficulty; and (g) in the event of termination of the employment of any of the current officers, directors, employees, or agents of New Leaf or any of its subsidiaries, neither New Leaf nor any of its subsidiaries shall, to the best of New Leaf's knowledge, pursuant to any agreement or by reason of anything done prior to the Effective Time by New Leaf or any of its subsidiaries be liable to any of said officers, directors, employees, or agents for so-called "severance pay" or any other similar payments or benefits, including, without limitation, post-employment healthcare (other than pursuant to COBRA) or insurance benefits. All except as disclosed on the New Leaf Schedule.

            4.14       Intellectual Property.

                       (a) Except to the extent that the inaccuracy of any of the following (or the circumstances giving rise to such inaccuracy) does not have or could not reasonably be expected to have a Material Adverse Effect and except as disclosed on the New Leaf Schedule:

                                  (i)      New Leaf and each of its subsidiaries
owns, or is licensed or otherwise has the legally enforceable right to use (in each case, clear of any liens or encumbrances of any kind), all Intellectual Property (as hereinafter defined) used in or necessary for the conduct of its business as currently conducted;

                                  (ii)     no claims are pending or, to the best
knowledge of New Leaf, threatened that New Leaf or any of its subsidiaries is infringing on or otherwise violating the rights of any person with regard to any Intellectual Property used by, owned by, and/or licensed to New Leaf or any of its subsidiaries and, to the best knowledge of New Leaf, there are no valid grounds for any such claims;

                                  (iii)      to  the best knowledge of New Leaf,
no person is infringing on or otherwise violating any right of New Leaf or any of its subsidiaries with respect to any Intellectual Property owned by and/or licensed to New Leaf or any of its subsidiaries;

                                  (iv)       to the best knowledge of  New Leaf,
there are no valid grounds for any claim challenging the ownership or validity of any Intellectual Property owned by New Leaf or any of its subsidiaries or challenging New Leaf's or any of its subsidiaries' license or legally enforceable right to use any Intellectual Property licensed by it; and

                                  (v)        to the best knowledge of  New Leaf,
all patents, registered trademarks, service marks, and copyrights held by New Leaf, if any, and each of its subsidiaries are valid and subsisting.

                       (b) For purposes of this Agreement, "Intellectual Property" means trademarks (registered or unregistered), service marks, brand names, certification marks, trade dress, assumed names, trade names, and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patented, patentable, or not in any jurisdiction; trade secrets and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any person; writings and other works of authorship, whether copyrighted, copyrightable, or not in any jurisdiction; registration or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; any similar intellectual property or proprietary rights and computer programs and software (including source code, object code, and data); licenses, immunities, covenants not to sue, and the like relating to the foregoing; and any claims or causes of action arising out of or related to any infringement or misappropriation of any of the foregoing.

            4.15 Insurance. As of the date of the Closing, New Leaf and each of its subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are customary in the businesses in which they are engaged. All material policies of insurance and fidelity or surety bonds insuring New Leaf or any of its subsidiaries or their respective businesses, assets, employees, officers, and directors are in full force and effect. As of the date hereof, there are no material claims by New Leaf or any of its subsidiaries under any such policy or instrument as to which any insurance company is denying liability or defending under a reservation of rights clause. All except as disclosed on the New Leaf Schedule.


            4.16       New Leaf Stockholders.

                       (a) Nature of the New Leaf Stockholders. Each New Leaf stockholder is either (i) an "accredited investor," as such term is defined in the Securities Act of 1933, as amended, or (ii) either alone or together with a purchaser representative (see Section 4.16(b)) has such knowledge and experience in financial and business matters that he/she/it is capable of evaluating the merits and risks of an investment in NAC.

                       (b) Purchaser Representative. Pursuant to the terms of a power of attorney agreement in the form of the Attached Exhibit 4.16(b) (the "Power of Attorney Agreement"), each New Leaf stockholders has appointed a purchaser representative ("Purchaser Representative") with respect to the offering of NAC Shares pursuant to the terms of this Agreement. New Leaf shall be solely responsible for the payment of any fees associated with the services provided by the Purchaser Representative.

            4.17 New Leaf acknowledges that each NAC Certificate and NAC Promissory Note shall contain the a restrictive legend representing that the NAC Shares and the NAC Promissory Notes have not been registered under the Securities Act. The NAC Shares and the NAC Promissory Notes may not be sold or offered for sale or otherwise distributed without an effective registration statement for the NAC Shares and the NAC Promissory Notes under the Securities Act or an opinion of counsel satisfactory to NAC that such registration is not required as the sale offer or distribution thereof. Further, each NAC Certificate evidencing an NAC Share subject to NAC's right of repurchase, as described in Section 3.9, shall contain a restrictive legend representing that said NAC Shares are subject to a right of repurchase of NAC pursuant to Section
3.9 of this Agreement, and each NAC Certificate evidencing an NAC Share subject to an irrevocable proxy, as described in Section 3.10, shall contain a restrictive legend representing that said NAC Shares are subject to an irrevocable proxy pursuant to Section 3.10 of this Agreement.


            ARTICLE V.

            REPRESENTATIONS AND WARRANTIES OF NAC AND ACQUISITION SUB

            NAC and Acquisition Sub shall jointly and severally represent and warrant at the Closing, with respect to themselves and their subsidiaries, except as disclosed to New Leaf in the NAC/Acquisition Sub Schedule of Exceptions (the "NAC/Acquisition Sub Schedule") to be delivered to New Leaf at the Closing, as follows:

            5.1 Organization. Each of NAC and its subsidiaries is a corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation and has the corporate power to carry on its business as it is now being conducted or presently proposed to be conducted. Each of NAC and its subsidiaries is duly qualified as a foreign corporation to do business, and is in good standing (to the extent the concept of good standing exists), in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified shall not have a Material Adverse Effect.

            5.2 Capitalization. As of the Closing, the authorized capital stock of NAC and its subsidiaries is as set forth in Schedule 4.2 of the NAC/Acquisition Sub Schedule. As of the Closing hereof, the capital stock of NAC Shares which is issued and outstanding is as set forth in Section 5.2 of the NAC/Acquisition Sub Schedule. All of the issued and outstanding NAC Shares are validly issued, fully paid, and non-assessable and free of preemptive rights or similar rights created by statute, the Articles of Incorporation or Bylaws of NAC or any agreement by which NAC or any of its subsidiaries is a party or by which it is bound, except as disclosed on the NAC/Acquisition Sub Schedule. Except (a) as set forth above or, (b) as disclosed in Schedule 4.2 of the NAC/Acquisition Sub Schedule, there are not as of the date of Closing any shares of capital stock of NAC issued or outstanding or any options, warrants, subscriptions, calls, rights, convertible securities, or other agreements or commitments obligating NAC to issue, transfer, or sell any shares of its capital stock. As of the Closing, no Voting Debt of NAC were issued and outstanding.

            5.3 Authority Relative to this Agreement. NAC and Acquisition Sub have the corporate power to enter into this Agreement and to carry out their obligations hereunder. The execution and delivery of this Agreement by NAC and Acquisition Sub and the consummation by NAC and Acquisition Sub of the transactions contemplated hereby have been duly authorized by NAC and Acquisition Sub, and no other corporate proceedings on the part of NAC or Acquisition Sub are necessary to approve this Agreement or the transactions contemplated hereby.

            5.4 Consents and Approvals; No Violations. Except for state securities or blue sky laws, if applicable, and, as applicable, filing and recordation of the Certificate of Merger under the GBCC, no filing with, and no permit, authorization, consent, or approval of, any public body or authority is necessary for the consummation of the transactions contemplated by this Agreement. Neither the execution and delivery of this Agreement by NAC and Acquisition Sub, nor the consummation by them of the transactions contemplated hereby, nor compliance by NAC and Acquisition Sub with any of the provisions hereof, shall (a) result in any breach of the Articles of Incorporation or Bylaws of NAC or Acquisition Sub, (b) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, or acceleration) under, any of the terms, conditions, or provisions of any note, bond, mortgage, indenture, license, contract, agreement, or other instrument or obligation to which NAC or any of its subsidiaries is a party or by which any of them or any of their properties or assets may be bound or (c) violate any order, writ, injunction, decree, statute, rule, or regulation applicable to NAC, any of its subsidiaries or any of their properties or assets, except in the case of clauses (b) and (c) for violations, breaches, or defaults that would not have a Material Adverse Effect.

            5.5 Financial Statements. The NAC Balance Sheet, Income Statement, and Statement of Cash Flows dated December 31, 2000 (the "NAC Financial Statements") fairly present in all material respects the consolidated financial position and the results of operations and cash flows of NAC and its subsidiaries as of the respective dates and periods thereof.

            5.6 Absence of Certain Changes or Events. Since December 31, 2000, neither NAC nor any of its subsidiaries has: (a) incurred any liability material to NAC and its subsidiaries on a consolidated basis, except in the ordinary course of its business, consistent with past practices; (b) suffered a change, or any event involving a prospective change, in the business, assets, financial condition, or results of operations of NAC or any of its subsidiaries which has had, or is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect, (other than as a result of changes or proposed changes in federal or state regulations of general applicability or interpretations thereof, changes in generally accepted accounting principles, and changes that could, under the circumstances, reasonably have been anticipated in light of disclosures made in writing by NAC or Acquisition Sub to New Leaf pursuant hereto).

            5.7 Litigation. As of the date of the Closing, and except to the extent that individually and in the aggregate they would not reasonably be expected to have a Material Adverse Effect: (a) there is no action, suit, judicial, or administrative proceeding, arbitration or investigation pending or, to the best knowledge of NAC or Acquisition Sub, threatened against or involving NAC or any of its subsidiaries, or any of their properties or rights, before any court, arbitrator, or administrative or governmental body; (b) there is no judgment, decree, injunction, rule, or order of any court, governmental department, commission, agency, instrumentality, or arbitrator outstanding against NAC or any of its subsidiaries; and (c) NAC and its subsidiaries are not in violation of any term of any judgments, decrees, injunctions, or orders outstanding against them. NAC and Acquisition Sub have furnished to New Leaf in writing, a description of all litigation, actions, suits, proceedings, arbitrations, investigations known to it, judgments, decrees, injunctions or orders pending; or to its best knowledge, threatened against or involving NAC or any of its subsidiaries, or any of their properties or rights as of the date of Closing.

            5.8        Contracts.

                       (a) Each of the material contracts, instruments, mortgages, notes, security agreements, leases, agreements, or understandings, whether written or oral, to which NAC or any of its subsidiaries is a party that relates to or affects the assets or operations of NAC or any of its subsidiaries or to which NAC or any of its subsidiaries or their respective assets or operations may be bound or subject is a valid and binding obligation of NAC and in full force and effect (with respect to NAC or such subsidiary), except for where such failure would not, individually or in the aggregate, have a Material Adverse Effect. Except to the extent that the consummation of the transactions contemplated by this Agreement may require the consent of third parties, as disclosed in the NAC/Acquisition Sub Schedule, there are no existing defaults by NAC or any of its subsidiaries thereunder or, to the knowledge of NAC, by any other party thereto, which defaults, individually or in the aggregate, would have a Material Adverse Effect; and no event of default has occurred, and no event, condition, or occurrence exists, that (whether with or without notice, lapse of time, or the happening or occurrence of any other event) would constitute a default by NAC or any of its subsidiaries thereunder which default would have a Material Adverse Effect.

                       (b) Except for this Agreement, as of the date of Closing, and except as disclosed on the NAC/Acquisition Sub Schedule, neither NAC nor any of its subsidiaries is a party to any oral or written (i) consulting agreement not terminable on 60 days' or less notice involving the payment of more than $5,000 per annum, in the case of any such agreement with an individual; (ii) joint venture agreement; (iii) non-competition or similar agreements that restricts NAC or its subsidiaries from engaging in a line of business; (iv) agreement with any executive officer or other employee of NAC or any subsidiary the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving NAC of the nature contemplated by this Agreement and which provides for the payment of in excess of $5,000; (v) agreement with respect to any executive officer of NAC or any subsidiary providing any term of employment beyond one year or compensation guaranty in excess of $50,000 per annum; or (vi) agreement or plan, including any stock option plan, stock appreciation rights plan, restricted stock plan, or stock purchase plan, any of the benefits of which shall be increased, or the vesting of the benefits of which shall be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which shall be calculated on the basis of any of the transactions contemplated by this Agreement.




            5.9        Employee Benefit Plans.

                       (a) Disclosed in Schedule 4.9 of the NAC/Acquisition Sub Disclosure Schedule is a true and complete list of each written or formal employee benefit plan (including, without limitation, any "employee benefit plan" as defined in Section 3(3) of ERISA) policy or agreement that is maintained (all of the foregoing, the "Benefit Plans"), or is or was contributed to by NAC or pursuant to which NAC or any trade or business, whether or not incorporated (an "ERISA Affiliate"), which together with NAC would be deemed a "single employer" within the meaning of Section 4001 of the ERISA, is still potentially liable for payments, benefits, or claims. A copy of each Benefit Plan as currently in effect and, if applicable, the most recent Annual Report, Actuarial Report or Valuation, Summary Plan Description, Trust Agreement, and a Determination Letter issued by the IRS for each Benefit Plan have heretofore been delivered to New Leaf to the extent requested by New Leaf. No Benefit Plan was or is subject to Title IV of ERISA or Section 412 of the Code (including any "multi-employer plan," as defined in Section 3(37) of ERISA).

                       (b) Except as disclosed on the NAC/Acquisition Sub Schedule, each of the Benefit Plans that are subject to ERISA, to the best of New Leaf's and Acquisition Sub's knowledge, is in substantial compliance with ERISA; each of the Benefit Plans intended to be "qualified" within the meaning of Section 401 (a) of the Code is so qualified; and no event has occurred, and to NAC's knowledge, there exists no condition or set of circumstances, in connection with which NAC or any ERISA Affiliate is or could be subject to liability (except liability for benefit claims and funding obligations payable in the ordinary course) under ERISA, the Code, or any other applicable law with respect to any Benefit Plan.

                       (c) Except as disclosed on the NAC/Acquisition Sub Schedule, all contributions or other amounts payable by NAC or its subsidiaries through December 31, 2000 with respect to each Benefit Plan in respect of current or prior plan years have been either paid or accrued on the NAC Financial Statements. Any contributions or other amounts payable by NAC or its subsidiaries for periods between December 31, 2000 and the Effective Time with respect to each Benefit Plan in respect of current or prior plan years have been or shall be either paid or accrued in the normal course of business on the books and records of NAC at or prior to the Effective Time. There are no pending, or, to the best knowledge of NAC, threatened or anticipated claims (other than routine claims for benefits) by or on behalf of or against any of the Benefit Plans or any trusts or other funding vehicles related thereto.

                       (d) Except as disclosed on the NAC/Acquisition Sub Schedule, no Benefit Plan provides benefits, including without limitation death or medical benefits (whether or not insured), with respect to current or former employees for periods extending beyond their retirement or other termination of service (other than (i) coverage mandated by Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code or any comparable state law, (ii) death benefits or retirement benefits under any "employee pension plan," as that term is defined in Section 3(2) of ERISA, (iii) deferred compensation benefits accrued as liabilities on the books of New Leaf or the ERISA Affiliates, or (iv) benefits the full cost of which is borne by the current or former employee or his or her beneficiary).

            5.10 Taxes. NAC has filed or caused to be filed timely all material federal, state, local, and foreign tax returns required to be filed by it an each of its Tax Affiliates. Such returns, reports, and other information are accurate and complete in all material respects. NAC has paid or caused to be paid or has made adequate provision or set up an adequate accrual or reserve for the payment of, all taxes shown to be due in respect of the periods for which returns are due, and has established (or shall establish at least quarterly) an adequate accrual or reserve for the payment of all taxes payable in respect of the period subsequent to the last of said periods required to be so accrued or reserved. Neither NAC nor any of its Tax Affiliates has any material liability for taxes in excess of the amount so paid or accruals or reserves so established. Neither NAC nor any of its Tax Affiliates is delinquent in the payment of any tax in excess of the amount reserved or provided therefor, and no deficiencies for any tax, assessment, or governmental charge in excess of the amount reserved or provided therefor have been threatened, claimed, proposed, or assessed. No waiver or extension of time to assess any taxes has been given or requested. All except as disclosed on the NAC/Acquisition Sub Schedule.

            5.11 Compliance With Applicable Law. NAC and each of its subsidiaries holds all licenses, franchises, permits, variances, exemptions, orders, approvals, and authorizations necessary for the lawful conduct of its business under and pursuant to, and the business of each of NAC and its subsidiaries is not being conducted in violation of, any provision of any federal, state, local, or foreign statute, law, ordinance, rule, regulation, judgment, decree, order, concession, grant, franchise, permit or license, or other governmental authorization or approval applicable to NAC or any of its subsidiaries, except to the extent that the failure to hold any such licenses, franchises, permits, or authorizations, or any such violation, would not have a Material Adverse Effect.

            5.12 Subsidiaries. The NAC/Acquisition Sub Schedule lists all the subsidiaries of NAC as of the date of the Closing and indicates for each such corporate subsidiary as of such date the jurisdiction of incorporation or organization. All of the outstanding shares of capital stock or other equity interests of each of the subsidiaries are (i) held by NAC or one of such wholly-owned subsidiaries; (ii) fully paid and non-assessable; and (iii) owned by NAC or one of such wholly owned subsidiaries free and clear of any claim, lien, or encumbrance.

            5.13 Labor and Employment Matters. (a) NAC and its subsidiaries are in compliance in all material respects with all applicable laws respecting employment and employment practices, terms, and conditions of employment and wages and hours, and such laws respecting employment discrimination, equal opportunity, affirmative action, worker's compensation, occupational safety, and health requirements and unemployment insurance and related matters, and are not engaged in and have not engaged in any unfair labor practice; (b) to the knowledge of NAC and Acquisition Sub, no investigation or review by or before any governmental entity concerning any violations of any such applicable laws is pending nor, to the knowledge of NAC and Acquisition Sub is any such investigation threatened or has any such investigation occurred during the last three years, and no governmental entity has provided any notice to NAC or any of its subsidiaries or otherwise asserted an intention to conduct any such investigation; (c) there is no labor strike, dispute, slowdown, or stoppage actually pending or threatened against NAC or any of its subsidiaries; (d) no union representation question or union organizational activity exists respecting the employees of NAC or any of its subsidiaries; (e) no collective bargaining agreement exists which is binding on NAC or any of its subsidiaries; (f) neither NAC nor any of its subsidiaries is experiencing any material work stoppage or other material labor difficulty; and (g) in the event of termination of the employment of any of the current officers, directors, employees, or agents of NAC or any of its subsidiaries, neither NAC nor any of its subsidiaries shall, to the best knowledge of NAC or such subsidiary, pursuant to any agreement or by reason of anything done prior to the Effective Time by NAC or any of its subsidiaries be liable to any of said officers, directors, employees, or agents for so-called "severance pay" or any other similar payments or benefits, including, without limitation, post-employment healthcare (other than pursuant to COBRA) or insurance benefits. All except as disclosed on the NAC/Acquisition Sub Schedule.

            5.14 Intellectual Property. Except to the extent that the inaccuracy of any of the following (or the circumstances giving rise to such inaccuracy) does not have or could not reasonably be expected to have a Material Adverse Effect and except as disclosed on the NAC/Acquisition Sub Schedule:

                       (a) NAC and each of its subsidiaries owns, or is licensed or otherwise has the legally enforceable right to use (in each case, clear of any liens or encumbrances of any kind), all Intellectual Property used in or necessary for the conduct of its business as currently conducted;

                       (b) no claims are pending or, to the best knowledge of NAC or Acquisition Sub, threatened that NAC or any of its subsidiaries is infringing on or otherwise violating the rights of any person with regard to any Intellectual Property used by, owned by, and/or licensed to NAC or any of its subsidiaries and, to the best knowledge of NAC and Acquisition Sub, there are no valid grounds for any such claims;

                       (c) to the best knowledge of NAC and Acquisition Sub, no person is infringing on or otherwise violating any right of NAC or any of its subsidiaries with respect to any Intellectual Property owned by and/or licensed to NAC or any of its subsidiaries;

                       (d) to the best knowledge of NAC and Acquisition Sub, there are no valid grounds for any claim challenging the ownership or validity of any Intellectual Property owned by NAC or any of its subsidiaries or challenging NAC's or any of its subsidiaries' license or legally enforceable right to use any Intellectual Property licensed by it; and

                       (e) to the best knowledge of NAC and Acquisition Sub, all patents, registered trademarks, service marks, and copyrights held by NAC and each of its subsidiaries are valid and subsisting.

            5.15 Insurance. As of the date of the Closing, NAC and each of its subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are customary in the businesses in which they are engaged. All material policies of insurance and fidelity or surety bonds insuring NAC or any of its subsidiaries or their respective businesses, assets, employees, officers, and directors are in full force and effect. As of the date hereof, there are no material claims by NAC or any of its subsidiaries under any such policy or instrument as to which any insurance company is denying liability or defending under a reservation of rights clause. All except as disclosed in the NAC/Acquisition Sub Schedule.


            ARTICLE VI.

            CONDUCT OF BUSINESS PENDING THE MERGER

            6.1 Conduct of Business Pending the Merger. New Leaf, NAC and Acquisition Sub each agree that, during the period from the date of this Agreement and continuing until the Effective Time:

                       (a)        the  business  of   such Companies  shall   be
conducted only in the ordinary and usual course of business and consistent with past practices;

                       (b) None of such Companies shall (i) sell or pledge or agree to sell or pledge any stock owned by it; (ii) amend its Articles of Incorporation or Bylaws; or (iii) split, combine, or reclassify the shares of stock or declare, set aside, or pay any dividend or other distribution payable in cash, stock, or property in respect of its shares of stock, or directly or indirectly redeem, purchase, or otherwise acquire any of its shares of stock;

                       (c) None of such Companies shall (i) authorize for issuance, issue, sell, pledge, dispose of, encumber, deliver, or agree or commit to issue, sell, pledge, or deliver any additional shares of, or rights of any kind to acquire any shares of, its capital stock of any class or exchangeable into shares of stock of any class or any Voting Debt, except as provided in
Section 7.15 (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase, or otherwise), except that New Leaf may issue New Leaf Shares required to be issued upon exercise of existing stock options, warrants, or similar plans, or under other contractual commitments previously made, which options, warrants, plans, or commitments have been disclosed in writing to NAC in the New Leaf Schedule; (ii) acquire, dispose of, transfer, lease, license, mortgage, pledge, or encumber any fixed or other substantial assets other than in the ordinary course of business and consistent with past practices, except as provided in Section 7.15; (iii) incur, assume, or prepay any material indebtedness, liability, or obligation or any other material liabilities or issue any debt securities other than in the ordinary course of business and consistent with past practices; (iv) assume, guarantee, endorse, or otherwise become liable or responsible (whether directly, contingently, or otherwise) for the obligations any other person (other than a subsidiary) in a material amount other than in the ordinary course of business and consistent with past practices; (v) make any material loans, advances, or capital contributions to, or investments in, any other person, other than in the ordinary course of business and consistent with past practices; (vi) fail to maintain adequate insurance consistent with past practices for their businesses and properties; or (vii) enter into any contract, agreement, commitment, or arrangement with respect to any of the foregoing except as provided in Section 7.15;

                       (d) Each Company shall preserve intact its business organization, keep available the services of its present officers and key employees, and preserve the goodwill of those having business relationships with it; provided, however, that no breach of this covenant shall be deemed to have occurred if (i) a failure to comply with this Section 6.1(d) occurs as a result of any matter arising out of the transactions contemplated by this Agreement or any acquisition proposals made to such Company or the public announcement thereof; except (i) as in the course of normal annual officer elections; or (ii) if New Leaf appoints a new corporate secretary.

                       (e) The Companies shall not knowingly take or allow to be taken or fail to take any action which act or omission would jeopardize qualification of the Merger as a "reorganization" within the meaning of Section 368(a) of the Code; and

                       (f) Each Company shall use all reasonable efforts to prevent any representation or warranty of such Company herein from becoming untrue or incorrect in any material respect.

            6.2 Compensation Plans. During the period from the date of this Agreement and continuing until the Effective Time, each Company agrees that, , except as set forth in Section 7.11, it shall not, without the prior written consent of the other Companies (except as required by applicable law or pursuant to existing contractual arrangements or other plans or commitments as otherwise disclosed to NAC in writing pursuant hereto) (a) enter into, adopt, or amend any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment, severance, or other employee benefit plan, agreement, trust, plan, fund or other arrangement between such Company and one or more of its officers, directors, or employees, in each case so as to materially increase the benefits thereunder (collectively, "Compensation Plans"), (b) grant or become obligated to grant any increase in the compensation or fringe benefits of directors, officers, or employees (including any such increase pursuant to any Compensation Plan) or any increase in the compensation payable or to become payable to any officer, except, with respect to employees other than officers, for increases in compensation in the ordinary course of business consistent with past practice, or enter into any contract, commitment, or arrangement to do any of the foregoing, except for normal increases and non-stock benefit changes in the ordinary course of business consistent with past practice, (c) institute any new employee benefit, welfare program, or Compensation Plan, (d) make any change in any Compensation Plan or other employee welfare or benefit arrangement or enter into any employment or similar agreement or arrangement with any employee, or (e) enter into or renew any contract, agreement, commitment, or arrangement providing for the payment to any director, officer, or employee of New Leaf of compensation or benefits contingent, or the terms of which are materially altered in favor of such individual, upon the occurrence of any of the transactions contemplated by this Agreement.

            6.3 Current Information. From the date of this Agreement to the Effective Time, each Company shall cause one or more of its designated representatives to confer on a regular and frequent basis with representatives of the other Companies and to report the general status of its ongoing operations. Each Company shall promptly notify the other Companies of any material change in its normal course of business or in its properties.

            6.4 Legal Conditions to Merger. Each of NAC, Acquisition Sub and New Leaf shall, and shall cause their subsidiaries to, use all reasonable efforts
(a) to take, or cause to be taken, all actions necessary to comply promptly with all legal requirements which may be imposed on such party or its subsidiaries with respect to the Merger and to consummate the transactions contemplated by this Agreement, subject to the appropriate vote or consent of shareholders, and
(b) to obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any governmental entity and/or any other public or private third party which is required to be obtained or made by such party or any of its subsidiaries in connection with the Merger and the transactions contemplated by this Agreement, including without limitation NAC using all reasonable efforts to comply with any and all federal and state securities laws with respect to the issuance of the NAC Shares and NAC Promissory Notes; provided, however, that a party shall not be obligated to take any action pursuant to the foregoing if the taking of such action or such compliance or the obtaining of such consent, authorization, order, approval, or exemption would, in such party's reasonable opinion, (i) be materially burdensome to such party and its subsidiaries taken as a whole or impact in such a materially adverse manner the economic or business benefit of the transactions contemplated by this Agreement as to render inadvisable the consummation of the Merger, or (ii) result in the imposition of a condition or restriction on such party or on the Surviving Corporation of the type referred to in Section 8.1(c). Each of NAC, Acquisition Sub and New Leaf shall promptly cooperate with and furnish information to the other in connection with any such burden suffered by, or requirement imposed upon, any of them or any of their subsidiaries in connection with the foregoing.

            6.5 Advice of Changes; Government Filings. Each party shall confer on a regular and frequent basis with the other, report on operational matters and promptly advise the other orally and in writing of any change or event having, or which, insofar as can reasonably be foreseen, could have, a Material Adverse Effect on such party or which would cause or constitute a material breach of any of the representations, warranties, or covenants of such party contained herein. Each Company shall file all reports required by regulation to be filed by it with the U.S. Securities and Exchange Commission between the date of this Agreement and the Effective Time and shall deliver to the other party copies of all such reports promptly after the same are filed. Except where prohibited by applicable statutes and regulations, each party shall promptly provide the other (or its counsel) with copies of all other filings made by such party with any state or federal government entity in connection with this Agreement or the transactions contemplated hereby.

            ARTICLE VII.

            ADDITIONAL AGREEMENTS

            7.1        Access and Information.

                       (a)      Each Company shall afford to the other Companies
and their financial advisors, legal counsel, accountants, consultants, and other representatives access during normal business hours throughout the period from the date hereof to the closing to all of its books, records, properties, facilities, personnel commitments, and records (including but not limited to Tax Returns) and, during such period, shall furnish promptly all information concerning its business, properties, and personnel as the other Companies may reasonably request in order for each Company to fully investigate the business and affairs of the other Companies prior to the Effective Time (the "Inspection").

                       (b) All information furnished by a Company to another Company pursuant hereto shall be treated as the sole property of the Company furnishing the information until consummation of the Merger contemplated hereby. Each Company shall hold any such information that is nonpublic in confidence.

            7.2 Acquisition Proposals. Each Company shall not, and shall use its best efforts to cause its directors, officers, employees, financial advisors, legal counsel, accountants, and other agents and representatives (for purposes of this Section 7.2 only, being referred to as "affiliates") not to, initiate, solicit, or encourage, directly or indirectly, or take any other action to facilitate any inquiries or the making of any proposal with respect to, engage or participate in negotiations concerning, provide any nonpublic information or data to, or have any discussions with any party other than the parties hereto relating to, any acquisition, merger, consolidation, acquisition of beneficial ownership of or the right to vote securities representing 10% or more of the total voting power of such entity, dissolution, business combination, purchase of all or any significant portion of the assets or any division of, or any equity interest in, such entity, or similar transaction other than the Merger (such proposals, announcements, or transactions being referred to as "Acquisition Proposals"). A Company shall promptly notify the other Companies orally and in writing if any such Acquisition Proposal (including the terms thereof and identity of the persons making such proposals) is received and furnish to the other Companies hereto a copy of any written proposal.

            7.3 Shareholder Approvals. Each Company, acting through its respective Board of Directors, shall, in accordance with applicable law and their Articles of Incorporation and Bylaws, promptly and duly call, give notice of, and convene, as soon as practicable following the date hereof a meeting of the shareholders for the purpose of voting to approve and adopt this Agreement, or obtain such approval of the shareholders in accordance with applicable law and their Articles of Incorporation and Bylaws, and shall use its best efforts to obtain such approval of shareholders.

            7.4 Public Announcements. So long as this Agreement is in effect, each Company agrees that it shall obtain the approval of the other party prior to issuing any press release and shall use its best efforts to consult with the others before otherwise making any public statement or responding to any press inquiry with respect to this Agreement or the transactions contemplated hereby, except as may be required by law or any governmental agency.

            7.5 Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby and thereby shall be paid by the party incurring such expenses.

            7.6 NAC Offering. NAC shall use its best efforts to raise up to $5,000,000 in immediately available funds through the offering and sale of shares of NAC restricted common stock prior to the Effective Time. Consistent with the provisions of Section 9.1(c), if NAC has not raised at least $2,000,000 in immediately available funds within 60 days of the execution of this Agreement, New Leaf shall have the right to either extend the 60 day period or terminate this Agreement.

            7.7 Operating Capital. NAC shall provide New Leaf $800,000 in operating capital, from the capital raised pursuant to the provisions of Section 7.6, within 60 days of the Effective Time. $500,000 of this amount shall be expended at the direction of Ned Daughdrille and Richard Bellezza.

            7.8 Assumption of Guarantees. NAC will assume the personal guarantees of New Leaf's management with respect to the mortgage on New Leaf's facility at 401 Thornton Road, Lithia Springs, Geogia subject to the lender's and guarantor's approval.

            7.9 Use of New Leaf Facilities. All daily operations and facilities of the Companies will be consolidated into New Leaf's existing facility in Lithia Springs, Georgia.

            7.10 Employment Agreements. Richard Bellezza and Ned Daughdrille will be given 2 year, part-time employment agreements with NAC, commencing on the Effective Date, in the form of the attached Exhibit 7.10. The employment agreements will provide that NAC will provide Bellezza and Daughdrille with health insurance coverage under NAC's employee health insurance plan for as long as NAC exists and maintains such a health insurance plan.

            7.11 New Leaf ESOP. At or prior to the Effective Time New Leaf shall have acquired all of the New Leaf Shares held by the New Leaf ESOP for $1,100,000 payable over time pursuant to the terms of a promissory note issued by New Leaf to the New Leaf ESOP. At the Effective Time (a) Acquisition Sub will assume New Leaf's $1,100,000 obligation to the New Leaf ESOP by operation of law and pay that obligation in full; and (b) the New Leaf ESOP shall be terminated and an application for a letter of determination respecting the termination shall be filed with the Internal Revenue Service. Final distributions from the New Leaf ESOP will be made, without further liability to NAC or New Leaf, promptly following receipt of a favorable determination letter from the Internal Revenue Service.

            7.12       Additional Agreements.

                       (a) Subject to the terms and conditions herein provided, including without limitation those set forth in the proviso to Section
6.5 hereof, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper, or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including using all reasonable efforts to obtain all necessary waivers, consents, and approvals, and to effect all necessary registrations and filings. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and/or directors of the Companies shall take all such necessary action.

                       (b) Subject to the terms and conditions herein provided, including without limitation those set forth in the proviso to Section
6.4 hereof, each Company shall cooperate with the others and use all reasonable efforts to prepare all necessary documentation to effect promptly all necessary filings and to obtain all necessary permits, consents, approvals, orders, and authorizations of or any exemptions by, all third parties and governmental bodies necessary to consummate the transactions contemplated by this Agreement.

            7.13       No  Survival  of  Representations  and   Warranties.  The
respective representations and warranties of New Leaf, NAC and Acquisition Sub contained in this Agreement shall not survive beyond the Effective Time.

            7.14       Indemnification.

                       (a) New Leaf hereby agrees to indemnify and hold NAC, the Surviving Corporation and their officers, directors, affiliates, representatives, trustees, grantors, beneficiaries and agents, and any successors thereto (the "NAC Indemnitees"), harmless from any and all damages, losses, costs or reasonable expenses (including, without limitation, reasonable fees and expenses of investigation and reasonable attorneys' and consultants' fees and expenses in connection with any action suit, or proceeding) (collectively, "Damages") incurred or suffered as a result of or arising out of:
(i) the breach of any  representation  or warranty  made by New Leaf pursuant to
Article IV of this Agreement or any other certificate or document delivered by New Leaf pursuant to this Agreement, and (ii) the breach of any covenant or agreement made or to be performed by New Leaf pursuant to this Agreement.

                       (b) NAC hereby agrees to indemnify and hold New Leaf and its officers, directors, affiliates, representatives, trustees, grantors, beneficiaries and agents, and any successors thereto (the "New Leaf Indemnitees") harmless from Damages incurred or suffered as a result of or arising out of (i) the breach of any representation or warranty made by NAC pursuant to Article V of this Agreement or any other certificate or document delivered by NAC pursuant to this Agreement; or (ii) the breach of any covenant or agreement made or to be performed by NAC pursuant to this Agreement.

                       (c)        Any  party  seeking   indemnification  (the
"Indemnified Party") from any other party (the "Indemnifying Party") with respect to any claim, demand, action, proceeding or other matter (the "Claim") pursuant to this Section 7.14 shall promptly notify the Indemnifying Party in writing of the existence of the Claim, setting forth in reasonable detail the facts and circumstances pertaining thereto and the basis for the Indemnified Party's right to indemnification.

                       (d) In the event that any third party notifies any Indemnified Party with respect to any matter which may give rise to a Claim for indemnification against the Indemnifying Party under this Agreement, then the Indemnified Party shall promptly notify the Indemnifying Party of such Claim; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any liability or obligation hereunder unless (and then solely to the extent) the
Indemnifying Party is prejudiced by such failure to give notice. The Indemnifying Party, upon waiver of its right to contest the liability for which indemnification is being sought and demonstration by the Indemnifying Party of its financial ability to satisfy any resulting judgment to the reasonable satisfaction of the Indemnified Party, shall have the right to assume defense of the Claim if notice is given to the Indemnified Party within twenty (20) days after receipt of notice of such Claim. If the Indemnifying Party assumes defense of the Claim as provided in the preceding sentence, then:

                                  (i)     The Indemnifying Party will diligently
defend the Indemnified Party against the matter with counsel of its choice reasonably satisfactory to the Indemnified Party;

                                  (ii)    The  Indemnified  Party   may   retain
separate co-counsel at its sole cost and expense (except that the Indemnifying Party will be responsible for the fees and expenses of the separate co-counsel
(a) to the extent the Indemnified Party concludes reasonably based upon advice of counsel that a conflict of interest exists between the Indemnified Party and Indemnifying Party or (b) the named parties to any such action (including any impleaded parties) include both such Indemnified Party and the Indemnifying Party and such Indemnified Party shall have been advised by counsel that there may be one or more legal defenses available to the Indemnified Party which are not available to the Indemnifying Party, or available to the Indemnifying Party, but the assertion of which would be adverse to the interest of the Indemnified Party;

                                  (iii)   The Indemnified Party will not consent
to the entry of any judgment or enter into any settlement with respect to the matter without the written consent of the Indemnifying Party (not to be withheld or delayed unreasonably; it being understood and agreed that failure to consent to a judgment or settlement that provides for relief other than monetary damages or does not provide an unconditional release of the Indemnifying Party from liability shall not be deemed unreasonable); and

                                  (iv)   The Indemnifying Party will not consent
to the entry of any judgment or enter into any settlement, without the written consent of the Indemnified Party (not to be withheld or delayed unreasonably; it being understood and agreed that failure to consent to a judgment or settlement that provides for relief other than monetary damages or does not provide an unconditional release of the Indemnified Party from liability shall not be deemed unreasonable).

                       (e) If no Indemnifying Party notifies the Indemnified Party within twenty (20) days after the Indemnified Party has given notice of the matter that the Indemnifying Party is assuming the defense thereof, then the Indemnified Party may defend against, or enter into any settlement with respect to, the matter in any manner it reasonably may deem appropriate, without prejudice to any of its rights hereunder.

                       (f) The Indemnified Party shall be entitled to reimbursement of reasonable expenses included in Damages with respect to any Claim (including, without limitation, the cost of defense, preparation and investigation relating to such Claim) as such expenses are incurred by the Indemnified Party; provided, however, that the Indemnified Party shall undertake to repay any amounts arising solely from the fault of such Indemnified Party.

            7.15 New Leaf Debt Financing. Notwithstanding anything contained herein to the contrary, New Leaf may at any time prior to the Effective Time seek and obtain additional or replacement debt financing, including without limitation refinancing or replacement of its existing line of credit.

            7.16 Noncompetition Agreements. Richard Bellezza and Ned Daughdrille will sign two year noncompetition agreements with NAC, commencing on the Effective Date, in the form of the attached Exhibit 7.16 (the "Noncompetition Agreements"). The Noncompetition Agreements will provide for a payment in the amount of $200,000 from NAC to each of Bellezza and Daughdrille in the event the parties do not violate the terms of the Noncompetition Agreements. The $200,000 payments will be made at the end of the two year term of the Noncompetition Agreements.

            ARTICLE VIII.

            CONDITIONS TO CONSUMMATION OF THE MERGER

            8.1 Conditions to the Companies' Obligation to Effect the Merger. The respective obligations of all Companies to effect the transactions contemplated herein shall be subject to the satisfaction at or prior to the Effective Time of the following conditions, any one of which may be waived by a writing signed by NAC, Acquisition Sub, and New Leaf:

                       (a) This Agreement and the transactions contemplated hereby shall have been approved and adopted by the shareholders of each of the Companies to the extent required and in accordance with applicable law and each Company's Articles of Incorporation and Bylaws.

                       (b) No preliminary or permanent injunction or other order by any federal, state, or foreign court of competent jurisdiction which prohibits the consummation of the Merger shall have been issued and remain in effect as of the Closing. No statute, rule, regulation, executive order, stay, decree, or judgment shall have been enacted, entered, issued, promulgated, or enforced by any court or governmental authority which prohibits or restricts the consummation of the Merger. Other than the filing of the Certificate of Merger with the Secretary of State for the State of Georgia, all authorizations, consents, orders or approvals of, or declarations or filings with, and all expirations of waiting periods imposed by, any governmental entity (all of the foregoing, "Consents") which are necessary for the consummation of the Merger, other than Consents the failure to obtain which would have no material adverse effect on the consummation of the Merger or on the Surviving Corporation and its subsidiaries, taken as a whole, shall have been filed, occurred, or been obtained (all such permits, approvals, filings, and consents and the lapse of all such waiting periods being referred to as the "Requisite Regulatory Approvals") and all such Requisite Regulatory Approvals shall be in full force and effect. All state securities or blue sky permits and other authorizations necessary to issue the NAC Shares and NAC Promissory Notes in exchange for the New Leaf Shares and to consummate the Merger shall have been received.

                       (c) There shall not be any action taken, or any statute, rule, regulation, or order enacted, entered, enforced, or deemed applicable to the Merger, by any federal or state governmental entity which, in connection with the grant of a Requisite Regulatory Approval, imposes any condition or restriction upon any Surviving Corporation, including, without limitation, requirements relating to the disposition of assets, which in any such case would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement as to render inadvisable the consummation of the Merger.

                       (d) Each of the Companies shall have performed in all material respects its obligations under this Agreement required to be performed by them at or prior to the Effective Time and the representations and warranties of each of the Companies contained in this Agreement shall be true and correct in all material respects at and as of the Effective Time as if made at and as of such time, except as contemplated by this Agreement, and each Company shall have received a certificate of the Chairman of the Board, the President, or an Executive Vice President of the other Company as to the satisfaction of this condition.

                       (e) Each Company shall have obtained the consent or approval of each person and entity whose consent or approval shall be required in connection with the transactions contemplated hereby, under any loan or credit agreement, note, mortgage, indenture, lease, license, or other agreement or instrument, except those for which failure to obtain such consents and approvals would not, individually or in the aggregate, have a material adverse effect on the Surviving Corporation and its subsidiaries taken as a whole or upon the consummation of the transactions contemplated hereby.

            8.2 Conditions to Obligations of NAC and Acquisition Sub. The obligations of NAC and Acquisition Sub to carry out the transactions contemplated by this Agreement are subject, at the option of NAC and Acquisition Sub, to the satisfaction, or waiver by NAC and Acquisition Sub, of the following conditions:

                       (a) No proceeding which New Leaf shall be a debtor, defendant, or party seeking an order for its own relief or reorganization shall have been brought or be pending by or against such person under any United States or state bankruptcy or insolvency law.

                       (b) There shall have not been a Material Adverse Effect on the business, prospects, financial or other condition of New Leaf from the date of this Agreement to the date of the Closing.

                       (c) The New Leaf ESOP shall have been terminated, and New Leaf shall have acquired all of the New Leaf Shares held by the New Leaf ESOP in exchange for a promissory note in the amount of $1,100,000.

                       (d) The representations and warranties given by New Leaf at the Closing pursuant to Article IV and the New Leaf Schedule shall be acceptable to NAC in its reasonable discretion.

            8.3 Conditions to Obligations of New Leaf. The obligations of New Leaf to carry out the transactions contemplated by this Agreement are subject, at the option of New Leaf, to the satisfaction, or waiver by New Leaf, of the following conditions:

                       (a) No proceeding which NAC or Acquisition Sub shall be a debtor, defendant, or party seeking an order for its own relief or reorganization shall have been brought or be pending by or against such person under any United States or state bankruptcy or insolvency law.

                       (b) NAC shall have raised at least $2,000,000 in immediately available funds as described in Section 7.6 within 60 days of the execution of this Agreement (which period may be extended by New Leaf in its sole discretion).

                       (c) The representations and warranties give by NAC and/or Acquisition Sub as of the Closing pursuant to Article V and the NAC/Acquisition Sub Schedule shall be acceptable to New Leaf in its reasonable discretion.

            ARTICLE IX.

            TERMINATION, AMENDMENT AND WAIVER

            9.1 Termination. This Agreement may be terminated and the Merger contemplated hereby abandoned at any time prior to the Effective Time, whether before or after approval by the shareholders of the Companies:

                       (a)    By mutual written consent of all of the Companies.

                       (b) By either NAC or New Leaf if the Merger shall not have been consummated on or before June 1, 2001.

                       (c) By New Leaf if NAC has not raised, consistent with the provisions of Section 7.6, at least $2,000,000 on or before 60 days after the execution of this Agreement (which period may be extended by New Leaf in its sole discretion).

                       (d) By NAC or New Leaf if there shall have been any material default of a material obligation of the other hereunder and, if such default is curable, such default shall have not been remedied within 10 days after receipt by the defaulting Company, as the case may be, of notice in writing specifying such default and requesting that it be remedied; provided, that such 10-day period shall be extended for a reasonable time if the defaulting Company shall be making diligent attempts to cure such default.

                       (e) Without action on the part of any Company, if any court of competent jurisdiction in the United States or other United States governmental body shall have issued an order, decree, or ruling or taken any other action restraining, enjoining, or otherwise prohibiting the Merger and such order, decree, ruling, or any other action shall have become final and non-appealable.

                       (f) By either NAC or New Leaf, upon written notice to the other, if the approval of the shareholders of any Company required for the consummation of the Merger shall not have been obtained.

            9.2 Effect of Termination. In the event of termination of this Agreement as provided above, this Agreement shall forthwith become of no further effect and, except for a termination resulting from a breach by a party of this Agreement, there shall be no liability or obligation on the part of any Company. Nothing contained in this Section 9.2 shall relieve any party from liability for willful breach of this Agreement that results in termination of this Agreement. Upon request therefor, each party shall redeliver all documents, work papers, and other material of any other party relating to the transactions contemplated hereby, whether obtained before or after the execution hereof, to the party furnishing same.

            ARTICLE X.

            GENERAL PROVISIONS

            10.1 Amendment. This Agreement may be amended by action by all of the parties taken at any time before or after requisite approval hereof by the shareholders of a Company, but, after any such approval, no amendment shall be made which alters the exchange ratio as set forth in Section 3.1(a) or which in any way materially adversely affects the rights of such shareholders, without the further approval of such shareholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

            10.2 Waiver. At any time prior to the Effective Time, the parties hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Such extensions or waivers shall be in writing, executed by each of the Companies. Such waiver shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

            10.3 Brokers. Each Company represents and warrants to the others that no broker, finder, or financial advisor is entitled to any brokerage, finder's, or other fee or commission in connection with the Merger or the transactions contemplated by this Agreement based upon arrangements made by or on behalf of any party hereto, except as reflected in the New Leaf Schedule or the NAC/Acquisition Sub Schedule.

            10.4 Notices. All notices, claims, demands and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by telex or telecopy or mailed by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice):

           (a)        If to NAC or          1141 South Rogers Circle
                      Acquisition           Suite 7
                      Sub, to:              Boca Raton, Florida 33487
                                            Attention: President

                      with a copy to:       Atlas Pearlman, P.A.
                                            350 East Las Olas Boulevard
                                            Suite 1700
                                            Fort Lauderdale, Florida 33301
                                            Attention: James M. Schneider

            (b)       If to New Leaf, to:   Al-Wali Corporation
                                            401 Thornton Road
                                            Lithia Springs, Georgia
                                            Attention: President

                      with a copy to:       Troutman Sanders LLP
                                            600 Peachtree Street, N.E.
                                            Suite 5200
                                            Atlanta, Georgia 30308-2216
                                            Attention: David Golden

            10.5 Descriptive Headings. The headings contained in this Agreement are for reference Purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

            10.6 Entire Agreement; Assignment. This Agreement (including the Exhibits, Schedules, and other documents and instruments referred to herein) (a) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties or any of them, with respect to the subject matter hereof; and (b) shall not be assigned by operation of law or otherwise.

            10.7 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Georgia without giving effect to the provisions thereof relating to conflicts of law.

            10.8 Parties in Interest. Nothing in this Agreement, express or implied, is intended to or shall confer upon any party other than the parties hereto any rights, benefit, or remedies of any nature whatsoever or by reason of this Agreement.

            10.9 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement.

            10.10 Validity. The invalidity or unenforceability of any provision of this Agreement shall not effect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

            10.11 Jurisdiction and Venue. Each party hereto hereby agrees that any proceeding relating to this Agreement and the Merger shall be brought in a state court of Georgia. Each party hereto hereby consents to personal jurisdiction in any such action brought in any such Georgia court, consents to service of process by registered mail made upon such party and such party's agent and waives any objection to venue in any such Georgia court or to any claim that such Georgia court is an inconvenient form.

            10.12 Investigation. The respective representations and warranties of each Company contained herein or in the certificates or other documents delivered prior to the Closing shall not be deemed waived or otherwise affected by any investigation made by any party hereto.

            10.13 Consents. For purposes of any provision of this Agreement requiring, permitting, or providing for the consent of any or Company, the written consent of the Chief Executive Officer or President of a Company shall be sufficient to constitute such consent.

            10.14 Special ERISA Limitations. Notwithstanding any provisions herein to the contrary, any representations, warranties, covenants, obligations and conditions in this Agreement relating to the New Leaf ESOP are subject to and limited by any applicable prohibitions, restrictions, requirements or other provisions of the Internal Revenue Code of 1986, as amended (including, without limitation, the prohibited transaction rules in section 4975 thereof), the Employee Retirement Income Security Act of 1974, as amended (including, without limitation, the prohibited transaction rules in Section 406 and 408 thereof), any regulations and rulings under the foregoing, and the plan documentation of the New Leaf ESOP.








[signatures contained on the following page]

            IN WITNESS WHEREOF, each Company has caused this Agreement to be executed on its behalf by its duly authorized officer(s), all as of the date first above written.


NEWAGECITIES.COM, INC.                      AL-WALI, INC.
a Florida corporation                       a Georgia corporation doing business
Distributing Company                        as New Leaf


By:    /s/ Joseph Ardito                    By:    /s/ Richard Belleza
       Joseph Ardito                               Richard Belleza
       Its Chief Executive Officer                 Its President



NEW LEAF DISTRIBUTING COMPANY
a Georgia corporation


By:    /s/ Joseph Ardito
       Joseph Ardito
       Its Chief Executive Officer

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